Exhibit 15

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, IL 60062-6127

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month periods ended March 31, 2011 and 2010, and have issued our report dated May 4, 2011, and for the six-month and three-month periods ended June 30, 2011 and 2010, and have issued our report dated August 5, 2011.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois
October 24, 2011